Fidelity Defined Trusts, Series 1
Trust Agreement
Dated:  ______________, 1995
This Trust Agreement among National Financial Services Corporation, as Depositor, Evaluator and Portfolio Supervisor and The Chase Manhattan Bank, (National Association), as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Fidelity Defined Trusts Series 1 effective _____________, 1995 (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.
Witnesseth That:
In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator and Portfolio Supervisor agree as follows:
Part I
Standard Terms And Conditions Of Trust
Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.
Part II
Special Terms And Conditions Of Trust
The following special terms and conditions are hereby agreed to:
 (a) The Securities defined in Section 1.01(5) listed in Schedule A hereto have been deposited in trust under this Trust Agreement.
 (b) The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust is the amount set forth under the captions "Summary of Essential Information - Fractional Undivided Interest in the Trust per Unit" in the Prospectus.
 (c) The number of units in a Trust referred to in Section 2.03 is set forth under the caption "Summary of Essential Information - Number of Units" in the Prospectus.
 (d) The First General Record Date and the amount of the second distribution of funds from the Interest Account for a Trust shall be the record date for the Interest Account and the amount set forth under "Essential Information" for such Trust in the Prospectus.
 (e) The "First Settlement Date" for each Trust is the date set forth under "Essential Information-First Settlement Date" in the Prospectus.

In Witness Whereof, National Financial Services Corporation and United States Trust Company of New York have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested by authorized officers; all as of the day, month and year first above written.
National Financial Services Corporation, Depositor
By ______________________________
United States Trust Company Of New York, Trustee
(Seal)
By ______________________________
Attest:
__________________________
National Financial Services Corporation, Evaluator
By ______________________________
National Financial Services Corporation, Portfolio Supervisor
By ______________________________

Schedule A To Trust Agreement
Securities Initially Deposited
In
Fidelity Defined Trusts, Series 1
(Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth for each Trust in the Prospectus.)